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                                                                    EXHIBIT 10.2



                   AGREEMENT OF SALE OF PARTNERSHIP INTERESTS

         THIS AGREEMENT OF SALE OF PARTNERSHIP (the "AGREEMENT") is entered into as of this the 30 day of September, 2004, by and among, EAST LAS OLAS INVESTORS II, a Florida general partnership ("ELOI"), WLD REALTY, LTD., a Florida limited partnership ("WLD"), and HALMOS HOLDINGS, INC., a Florida corporation ("HALMOS")(ELOI, WLD and Halmos are sometimes individually referred to herein as a "SELLER" and collectively as the "SELLERS"), ELO ASSOCIATES II, LTD., a Florida Limited Partnership (the "PARTNERSHIP") and KOGER ACQUISITION, LLC, a Florida limited liability company, and its successors and assigns as permitted hereunder ("BUYER").

                                    RECITALS

                  A. Each Seller owns the partnership interests in the Partnership identified on EXHIBIT A attached hereto and the Sellers own, in the aggregate, one hundred percent (100%) of the partnership interests (collectively, the "PARTNERSHIP INTERESTS") of the Partnership;

                  B. The Partnership is the owner of the following:

                           (i) the real property located at 450 East Las Olas
Boulevard, Ft. Lauderdale, Florida which property is more fully described on EXHIBIT B-1 attached hereto, together with all tenements, hereditaments, easements, privileges, reversions, remainders and other rights and appurtenances belonging or in any manner appertaining thereto, including all reversionary interests in and to adjoining or abutting rights-of-way (collectively, the "LAND");

                           (ii) the buildings, structures, fixtures and other
improvements on the Land including (i) the office building located on the Land, and (ii) the parking garage located on the Land (collectively, clauses (i) and (ii), the "450 OFFICE BUILDING");

                           (iii) Unit No. 1, of LAS OLAS CENTRE II, A
CONDOMINIUM, according to the Declaration of Condominium thereof, as recorded in Official Records Book 29877, Page 1855, of the Public Records of Broward County, Florida, consisting of office space, retail space and an attached parking facility (collectively, the "CONDOMINIUM UNIT") which property is more fully described on EXHIBIT B-2 attached hereto;

                           (iv) the Personal Property (as hereinafter defined);

                           (v) the Intangibles (as hereafter defined);

                           (vi) the Leases (as hereinafter defined) and the
other assets and rights herein described, on the terms and conditions set forth in this Agreement.

                           (vii) As used herein, (i) the Land, the 450 Office
Building, the Condominium Unit, the Leases, the Intangibles and the Personal


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Property are collectively referred to herein as the "PROPERTY", and (ii) the
Land, the 450 Office Building and the Condominium Unit are collectively referred to herein as the "REAL PROPERTY."

                  B. Buyer desires to acquire from each Seller, and each Seller desires to sell to Buyer, the Partnership Interests owned by such Seller, upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Buyer agrees to purchase from each Seller, and each Seller agrees to sell, assign, transfer and deliver to Buyer, the Partnership Interests owned by each such Seller, on the terms and conditions set forth in this Agreement.

                  Section 1. DEFINITIONS AND REFERENCES. The following terms, as used in this Agreement, have the following meanings and references unless the context is inconsistent therewith:

                  "AGREEMENT DATE" means the first date upon which this Agreement has been executed and delivered by each Seller and Buyer.

                  "AFFILIATE" means a person or entity that controls, is in common control with or is controlled by, another person or entity; and for such purpose, "control" of a Person (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the legal power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise

                  "APPROVED TITLE" is defined in SECTION 4.1 of this Agreement.

                  "ASSIGNMENT AGREEMENT" is defined in SECTION 3 of this Agreement.

                  "ASSOCIATION" means the condominium association created by the Declaration of Condominium pursuant to which the condominium unit is located.

                  "ASSOCIATION ESTOPPEL" means an estoppel certificate from the Association in the form attached hereto as FORM 5.

                  "BROKER" means Holliday Fenoglio Fowler, L.P.

                  "BUSINESS DAY" means any day upon which commercial banks in the County are required to be open for business.

                  "BUYER" is defined in the introductory paragraph hereto.

                  "CAM CHARGES" is defined in SECTION 10.5(E) of this Agreement.


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                  "CLOSING" means the consummation of the sale and transfer of the Partnership Interests by Sellers to Buyer and payment of the Purchase Price by Buyer to Sellers, pursuant to SECTION 10 of this Agreement.

                  "CLOSING COMMITMENT" means the modified or endorsed Title Commitment, or the Title Policy, to be delivered to Buyer at Closing as set forth in SECTION 4.2 of this Agreement.

                  "CLOSING DATE" means the date upon which the Closing occurs, as set forth in SECTION 10.1 of this Agreement.

                  "CONDOMINIUM UNIT" is defined in the Recitals.

                  "CONTRACTS" is defined in SECTION 5.2.6 of this Agreement.

                  "COUNTY" means Broward County, a political subdivision of the State of Florida.

                  "CURE PERIOD" is defined in SECTION 4.1 of this Agreement.

                  "DEPOSIT" is defined in SECTION 2.2(B) of this Agreement.

                  "DESIGNATED CONTRACTS" is defined in SECTION 7.7.

                  "ELOA" means ELOA, Ltd., a Florida limited partnership which was merged with and into Partnership.

                  "ELOI" is defined in the introductory paragraph hereto.

                  "ENVIRONMENTAL LAWS" is defined in SECTION 5.2.8 of this Agreement.

                  "ESCROW AGENT" means White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, Telephone: (305) 371-2700,
Facsimile: (305) 358-5744.

                  "ESTOPPEL CERTIFICATE" means a certificate dated no earlier than the Agreement Date, in the form (i) attached hereto as FORM 2 from a tenant of the Real Property, or (ii) attached to such Tenant's Lease, without modification or supplement (other than de minimis changes or changes permitted by Form 2).

                  "EXCLUDED ASSETS" means the collective reference to (i) any unrestricted cash and cash equivalents held in bank or other accounts in the name of the Partnership in excess of the amount necessary to satisfy drafts drawn upon such accounts which have not cleared (it being understood and agreed that security deposits held pursuant to Leases and any other deposits held by any third party with respect to the Property will not constitute Excluded Assets), (ii) all prepaid assets and deposits for which proration or adjustment provision is not made hereunder, (iii) tax refunds and tax credits for which proration or adjustment provision is not made hereunder and which are solely attributable to the period prior to the Closing Date, (iv) any other rights to payment for events which occurred prior to the Closing Date and for which no


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proration or adjustment provision is made hereunder, (v) the Partnership's rights to refunds due with respect to insurance policies maintained by the Partnership on or prior to the Closing Date which have accrued prior to the Closing Date or result from the Partnership's cancellation of such insurance policies effective on the Closing Date and (vi) all rights to the claim filed in the Renaissance bankruptcy and any payment received by the Partnership with respect to the claim filed by the Partnership in the Renaissance bankruptcy.

                  "EXISTING LENDER" is defined in SECTION 6.9 of this Agreement.

                  "EXISTING LOAN" is defined in SECTION 6.9 of this Agreement.

                  "EXISTING LOAN BALANCE" shall mean the outstanding principal balance of the Existing Loan plus all accrued but unpaid interest thereon as of the Closing Date but specifically excluding any Existing Loan Costs, Prepayment Costs, penalty interest, late fees or similar charges.

                  "EXISTING LOAN COSTS" means the collective reference to any and all application fees, assumption fees, transfer fees or other fees or payments and all other costs and expenses (including, without limitation, attorneys fees and costs) charged by the holder(s) of the Existing Loan and/or such holder(s) servicers or agents in connection with the transfer of the Partnership Interests to Buyer and the Partnership maintaining the Existing Loan, but specifically excluding any interest accrued prior to the Closing Date, penalty interest, late fees or similar charges relating to periods prior to Closing.

                  "EXISTING LOAN ESCROWS" shall mean any tax, insurance, tenant improvement, deferred maintenance, capital improvement or other escrow accounts or deposits maintained by the Partnership with the Existing Lender (or its designees) in connection with the Existing Loan.

                  "EXISTING SURVEY" means collectively the survey prepared by Michael G. Purmot and Associates, Inc. dated November 7, 2001 with respect to the real property in which the Condominium Unit is located and the survey dated November 15, 2001 with respect to the 450 Office Building.

                  "FINANCIALLY RESPONSIBLE PARTY" means Terry W. Stiles.

                  "FIRST DEPOSIT" is defined in SECTION 2.2(A) of this Agreement.

                  "HALMOS" is defined in the introductory paragraph hereto.

                  "HAZARDOUS SUBSTANCES" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any federal or state law related to human health or the environmental, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, (viii) radioactive materials, (ix) mold, mildew or any other biological toxins or (x) hazardous to human health or to the environment.

                  "INCLUDE," "INCLUDING" and "INCLUDED," and their derivatives, are not limiting.

                  "INSPECTION COMMENCEMENT DATE" is defined in SECTION 8.1 of this Agreement.



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                  "INSPECTION INDEMNITY" is defined in SECTION 8.1 of this
Agreement.

                  "INSPECTION MATERIALS" is defined in SECTION 8.1 of this Agreement.

                  "INSPECTION PERIOD" is defined in SECTION 8.1 of this Agreement.

                  "INSPECTION TERMINATION DATE" is defined in SECTION 8.1 of this Agreement.

                  "INTANGIBLES" means all of the Partnership's right, title and interest, if any, in and to: (i) the Designated Contracts, (ii) assignable and unexpired warranties and guaranties issued to Partnership with respect to the Property, (iii) assignable permits, licenses and approvals with respect to the Real Property, (iv) logos or symbols used by the Partnership exclusively with respect to the Property and (v) the benefits of insurance policies maintained by the Partnership insuring the Property or Partnership for the period prior to the Closing (specifically excluding refunds of insurance premiums resulting from the cancellation of such policies).

                  "LAND" is defined in the Recitals.

                  "LEASES" means all leases, licenses and other agreements, whether oral or written, for the use or occupancy of any portion of the Real Property as identified on SCHEDULE 5.2.7 attached hereto or entered into as permitted by the terms of this Agreement.

                  "LENDER ESTOPPEL" means an estoppel certificate from the Existing Lender dated no earlier than the Agreement Date which contains the material information contained on FORM 4 attached hereto.

                  "LIMITED PARTNERSHIP AGREEMENT" is defined in SECTION 5.1.9 of this Agreement.

                  "MATERIAL ADVERSE CHANGE" means one or more events or occurrences (excluding events or occurrences which result in damages for which the Sellers are required to indemnify the Buyer hereunder) which individually or in the aggregate, has a material and adverse effect on the Partnership.

                  "MAXIMUM LIABILITY" is defined in SECTION 5.4.2.

                  "MINIMUM ESTOPPEL REQUIREMENTS" means (i) one hundred percent (100%) of the tenants of the Real Property whose Leases demise premises of 10,000 square feet or more (the "REQUIRED TENANTS"), and (ii) tenants which, in the aggregate, occupy not less than seventy percent (70%) of the remaining net rentable space leased in the Real Property; provided that with respect to the Tenants other than the Required Tenants, if Sellers are unable to obtain Estoppel Certificates from seventy percent of the remaining tenants it may (but shall not be required to) provide with respect to twenty percent (20%) of such Tenants a Seller Estoppel in lieu of an Estoppel Certificate.

                  "PARTNERSHIP" is defined in the introductory paragraph hereto.

                  "PARTNERSHIP INTEREST" is defined in the Recitals.

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                  "PERMIT" means all permits, approvals, orders, entitlements, rights, licenses and other authorizations held or procured by and/or issued to Partnership and/or ELOA and governing or applicable or relating to the design and/or planning, development, construction upon, furnishing, equipping, use, operation or maintenance of the Property, or any portion thereof.

                  "PERMITTED EXCEPTIONS" means the title exceptions set forth in Schedule B, Section 2 of the Title Commitment approved or deemed approved by Buyer, the liens and security interests of the Existing Loan if and only if the Buyer elects to maintain the Existing Loan, any matters set forth on the Survey approved or deemed approved by Buyer and any other matter permitted hereby or deemed to be permitted hereby.

                  "PERSON" means any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership, sole proprietorship, governmental agency or political subdivision thereof or other legal entity.

                  "PERSONAL PROPERTY" means all personal property owned by the Partnership and used or held for use exclusively in connection with the operation of the Real Property, including Intangibles, appliances, furniture, carpeting, draperies and curtains, tools and supplies, plans and specifications, operating manuals, maintenance and other items of personal property (excluding the Excluded Assets and the Proprietary Materials), including those items listed on Exhibit C.

                  "PREPAYMENT COSTS" means the collective reference to any and all prepayment premiums, prepayment penalties, yield maintenance payments, defeasance costs and expenses, any other similar fees and costs and all other costs and expenses charged by the holder(s) of the Existing Loan and/or such holder(s) servicers or agents in connection with the prepayment or defeasance of the Existing Loan on or before the Closing Date, but specifically excluding any interest accrued prior to the Closing Date, penalty interest, late fees or similar charges relating to periods prior to Closing.

                  "PROPRIETARY MATERIALS" means materials not directly related to the leasing, maintenance and/or management of the Real Property, such as the Partnership's or Seller's internal memoranda, financial projections, budgets other than the 2004 and draft 2005 budget, appraisals and similar proprietary or confidential information, and proprietary software of the Partnership's or Seller's agent or attorney.

                  "PRO-RATA SHARE" shall mean, with respect to each of WLD and Halmos, a percentage equal to the percentage of the Partnership Interests owned by each as reflected on EXHIBIT A attached hereto.

                  "PURCHASE PRICE" is defined in SECTION 2.1 of this Agreement.

                  "REAL PROPERTY" is defined in the Recitals.

                  "RECORDS" is defined in SECTION 8.2 of this Agreement.

                  "RELEASE" means if Buyer elects to maintain the Existing Loan, a release by the Existing Lender of Terry W. Stiles, in a form reasonably satisfactory to him, from all personal liability under guaranties and


                                      -6-
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indemnifications issued by him in connection with the Existing Loan to the extent that such liability is attributable to acts, omissions or events occurring solely from and after the Closing Date.

                  "RENT ROLL" means the rent roll for the Property attached hereto as SCHEDULE 5.2.10 of this Agreement.

                  "REPORTS" is defined in SECTION 6.7 of this Agreement.

                  "SECOND DEPOSIT" is defined in SECTION 2.2(B) of this Agreement.

                  "SELLER(S)" is defined in the introductory paragraph hereto.

                  "SELLER ESTOPPEL" means an estoppel certificate from Sellers in the form attached hereto as FORM 3.

                  "SELLER'S KNOWLEDGE" means, and is limited to, the actual knowledge, as of an applicable date, without inquiry, of Rocco Ferrera and Judy Carter.

                  "SELLERS' OWNERSHIP PERIOD" is defined in Section 5.2.13 of this Agreement.

                  "SELLER PARTIES" or "SELLER PARTY" means each Seller and its partners and the members, partners, beneficial owners, shareholders, officers, directors, agents, employees, property manager, controlling persons and Affiliates of each Seller.

                  "SURVEY" means the survey of the Land and the Condominium Unit to be prepared by the Surveyor, as set forth in SECTION 4.3 of this Agreement.

                  "SURVEYOR" means the surveyor who prepares the Survey, or such other licensed Florida land surveyor as to which Seller and Buyer may mutually agree.

                  "SURVIVAL PERIOD" is defined in SECTION 5.4.2 of this Agreement.

                  "TENANT(S)" means a tenant(s) pursuant to a Lease(s).

                  "TENANT INDUCEMENT COSTS" means any out-of-pocket payment required under a Lease to be paid by the Landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement, including tenant improvement costs, lease buy-out costs, and moving, design and refurbishment allowances; but excluding lost income resulting from any free rental period, it being agreed that Sellers will bear the loss resulting from any free rental period prior to the Closing Date and Buyer will bear such loss from and after the Closing Date.

                  "THRESHOLD AMOUNT" is defined in SECTION 7.6 of this Agreement.

                  "TITLE AGENT" means the title agent designated by Buyer for the Underwriters issuing the Title Commitment and the Title Policy.

                  "TITLE COMMITMENT" means the ALTA Form B Owner Marketability Title Insurance Commitment issued or to be issued by the Title Agent to Buyer (and to Buyer's institutional lender, if applicable) with respect to the Real


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Property, as set forth in SECTION 4.1, which will include copies of all matters for which exception is made in Schedule B, Section 2 thereof.

                  "TITLE DEFECT(S)" is defined in SECTION 4.1 of this Agreement.

                  "TITLE DEFECT NOTICE" is defined in SECTION 4.1 of this Agreement.

                  "TITLE POLICY" means the ALTA Form B Owner Marketability Title Insurance Policy to be issued by the Title Agent to Partnership (and Buyer's institutional lender, if applicable) pursuant to the Title Commitment.

                  "UNDERWRITER(S)" means a nationally recognized title insurer reasonably acceptable to Buyer and Seller, for and upon whom the Title Commitment and Title Policy are to be written and issued.

                  "WLD" is defined in the introductory paragraph hereto.

                  Section 2. Purchase Price and Terms of Payment.

                  2.1 PURCHASE PRICE.

                  The purchase price for the Partnership Interest will be the sum of ONE HUNDRED THIRTY MILLION THREE HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($130,360,000.00) and (i) LESS the Existing Loan Balance if the Buyer elects to maintain the Existing Loan or (ii) PLUS the amount of the Prepayment Costs, if the Buyer does not elect to maintain the Existing Loan (the "PURCHASE PRICE"), subject to the prorations and adjustments for which provision is made elsewhere in this Agreement.

                  2.2 TERMS OF PAYMENT.

                  The Purchase Price will be paid as follows:

                  (a) upon execution of this Agreement by Sellers and Buyer, Buyer will deliver to Escrow Agent, via wire transfer of immediately available funds, the sum of One Million and No/100 Dollars ($1,000,000.00) (the "FIRST DEPOSIT");

                  (b) on or before the Inspection Termination Date, Buyer will deliver to Escrow Agent, via wire transfer of immediately available funds, an additional sum of Four Million and No/100 Dollars ($4,000,000.00) (the "SECOND DEPOSIT") (the First Deposit and the Second Deposit, if made, are collectively referred to herein as the "Deposit");

                  (c) subject to SECTION 2.3(A), the balance of the Purchase Price, subject to the prorations and adjustments for which provision is made elsewhere in this Agreement, will be paid by Buyer to Sellers by wire transfer of immediately available funds at Closing.

The Deposit will be held in trust by Escrow Agent and disbursed to Sellers, or returned to Buyer, as provided herein. The Deposit will be deposited by Escrow


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Agent upon receipt in an interest-bearing account in a banking institution the deposits of which are insured by the Federal Deposit Insurance Corporation. All interest earned thereon will be credited and disbursed as part of the Deposit.

                  2.3 BUYER FINANCING AND ASSUMPTION OF EXISTING LOAN.

                  (a) Buyer may seek to maintain the Existing Loan in place as of the Closing or Buyer may seek institutional or other financing for the purchase of the Partnership Interests; provided, however, that Buyer's ability to obtain such financing and/or the receipt by Buyer of the consent by the holder of the Existing Loan to Buyer's acquisition of the Partnership Interests, are not, and will not be, conditions precedent to Buyer's obligations pursuant to this Agreement. At the Closing, Buyer covenants and agrees either (i) to maintain the Existing Loan and to pay all Existing Loan Costs or (ii) to pay in full the Existing Loan including the amount of any Prepayment Costs utilizing a portion of the Purchase Price. The failure of the Existing Lender to approve the acquisition by Buyer of the Partnership Interests, for any reason or for no reason, shall require Buyer, if Buyer fails to timely terminate this Agreement in accordance with SECTION 8.1 of this Agreement, to pay off in full the Existing Loan at the Closing utilizing a portion of the Purchase Price. If Buyer elects to maintain the Existing Loan, Sellers will cooperate with Buyer (at no cost or expense to Sellers or the Partnership) in obtaining the approval of the Existing Lender with respect to the Buyer's acquisition of the Partnership Interests.

                  Section 3. TITLE TO PARTNERSHIP INTERESTS. At Closing, each Seller will convey to Buyer all of such Seller's right, title and interest to the Partnership Interests of the Partnership by a duly executed Assignment Agreement, the form of which is set forth on FORM 1.

                  Section 4. TITLE EVIDENCE.

                  4.1 TITLE COMMITMENT. Within ten (10) days after the Inspection Commencement Date, Sellers will deliver to Buyer a copy of the Partnership's most recent title insurance policy with respect to the Real Property (the "EXISTING TITLE POLICY"), and Buyer, at Buyer's sole cost and expense, will cause the Title Agent to deliver to Buyer a Title Commitment (with a copy to Sellers) in an amount equal to the Purchase Price, with such affirmative assurances and endorsements as reasonably may be obtainable and requested by Buyer, and having an effective date subsequent to the Agreement Date. The Title Commitment will commit the Underwriter, upon satisfaction of the requirements set forth therein, to issue a Title Policy to the Partnership in the amount of the Purchase Price, subject only to the Permitted Exceptions. Within five (5) days of Buyer's receipt of the Title Commitment and Survey (but in any event not later than three (3) days prior to the Inspection Termination
Date), Buyer will notify Sellers in writing (a "TITLE DEFECT NOTICE") of any title and/or survey defect(s) (the "TITLE DEFECTS") Buyer desires Sellers to cure. Sellers, at its sole option, may attempt to cure the Title Defects identified in the Title Defect Notice prior to the Inspection Termination Date (the "CURE PERIOD"), or Sellers may elect not to cure such Title Defects; provided, however, if the Title Commitment reveals the existence of a mortgage, lien, monetary judgment, security interest, past due tax or assessment or other similar encumbrance of a monetary nature against the Real Property (a "MONETARY LIEN" [Existing Loan is excluded from this definition if Buyer elects to


                                      -9-
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maintain Existing Loan]), then Sellers shall pay any amount due in satisfaction of each such Monetary Lien. If one or more Monetary Liens have not been satisfied before the Closing Date, then Buyer and Escrow Agent may, at Buyer's option, satisfy such Monetary Liens at Closing from the proceeds of the Purchase Price. If Sellers elect not, or are unable, to cure such Title Defects during the Cure Period, Buyer may elect to terminate this Agreement, by written notice delivered to Sellers within three (3) days after Sellers have advised Buyer that they elect not, or are unable to cure, such Title Defects, and thereafter (i) this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder, except obligations of Sellers and Buyer hereunder that expressly survive any such termination, and (ii) the Deposit and accrued interest earned thereon shall be returned to Buyer. The Title Commitment and Survey approved by Buyer (revised, if applicable, to reflect Sellers' cure or removal of Title Defects as aforesaid), or, if Buyer neither approves title nor timely terminates this Agreement pursuant to SECTION 8.4(A), title shown by the Title Commitment and Survey as existing on the Inspection Termination Date, will constitute the approved title (the "APPROVED TITLE").

                  4.2 CLOSING COMMITMENT. At Closing, Buyer will cause the Title Agent to issue to Buyer a "marked up" duplicate original of, the Title Commitment (the "CLOSING COMMITMENT") reflecting that all requirements of the Title Commitment have been fulfilled or waived, eliminating the "gap exception" and extending the effective date of coverage through delivery of the Assignment Agreement to Buyer.

                  4.3 SURVEY. Buyer hereby acknowledges that Buyer has received the Existing Survey. Prior to the Inspection Termination Date Buyer, at its expense, will cause the Surveyor to prepare and deliver to Buyer and Sellers a current survey of the Real Property (the "SURVEY"). The Survey will conform to the Minimum Technical Standards for Land Surveying promulgated pursuant to
Section 472.027, Florida Statutes, and will show and describe the exterior boundaries and corner markers or monuments of the Land, the size and location of the improvements, any encroachments, easements, rights-of-way or other conditions to which the Land is subject, matters for which exception is made in Schedule B, Section 2 of the Title Commitment which can be physically located by survey, and the legal description and area of the Real Property. If the Survey shows any encroachment, hiatus or other condition, which affects the marketability of title to the Real Property, Buyer will have the right to object to such condition as a Title Defect pursuant to provisions of SECTION 4.1 hereof.

                  Section 5. SELLERS' REPRESENTATIONS AND WARRANTIES.

                  5.1 SELLERS' REPRESENTATIONS. Each Seller represents solely with respect to itself, and as to no other Seller, as of the Agreement Date as follows:

                  5.1.1 ORGANIZATION. Such Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of their respective organization.

                  5.1.2 AUTHORITY/CONSENT. Such Seller possesses all requisite power and authority, and has taken or will by Closing have taken all actions as required by its organizational documents and applicable law to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

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

                  5.1.3 LITIGATION. No action, suit or other proceeding is pending or, to such Seller's knowledge, has been threatened in writing that concerns or involves its Partnership Interest in any manner.

                  5.1.4 BANKRUPTCY. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to such Seller's knowledge, threatened, against it.

                  5.1.5 OTHER SALES AGREEMENTS. Such Seller has not entered into any other contract or letter of intent to sell its Partnership Interests, the Property or any part thereof which is currently in effect.

                  5.1.6 OWNERSHIP. Such Seller owns legally and beneficially the Partnership Interests identified on EXHIBIT A as being owned by such Seller, free and clear of all liens, encumbrances, claims and rights of others (other than as specifically set forth in the Limited Partnership Agreement). Such Seller has not heretofore assigned or encumbered any of its Partnership Interests (other than as specifically set forth in the Limited Partnership Agreement), and further has no knowledge of any liens, encumbrances, claims or rights of others in any of the Partnership Interests except the other Sellers as provided in the Limited Partnership Agreement.

                  5.1.7 LEASES. Except as set forth on SCHEDULE 5.1.7, neither such Seller nor an Affiliate of such Seller is a Tenant to any Lease.

                  5.1.8 FOREIGN PERSON. Such Seller is not a "foreign person," "foreign trust" or "foreign corporation" within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

                  5.1.9 SECURITIES COMPLIANCE. Such Seller has not received written notice of any violations of any state of federal securities laws in connection with the operation of the Partnership or the capital raising activities of the Partnership.

                  5.2 SELLERS REPRESENTATIONS. Sellers represent to Buyer as of the Agreement date as follows:

                  5.2.1 ORGANIZATION. The Partnership is duly formed, validly existing and in good standing under the laws of the State of Florida.

                  5.2.2 AUTHORITY/CONSENT. The Partnership is the sole owner, in fee simple, of the Property. The Partnership possesses all requisite power and authority, and has taken or will by Closing have taken all actions as required by its organizational documents and applicable law to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

                  5.2.3 LITIGATION. Except as set forth on SCHEDULE 5.2.3, no action, suit or other proceeding is pending or, to Seller's Knowledge, has been threatened in writing that concerns or involves the Partnership or the Property.

                  5.2.4 BANKRUPTCY. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller's Knowledge, threatened, against the Partnership.

                  5.2.5 OTHER SALES AGREEMENTS. The Partnership has not entered into any other contract or letter of intent to sell the Property or any part thereof which is currently in effect.

                  5.2.6 CONTRACTS. Except for the contracts ("CONTRACTS") referenced on the list attached hereto as SCHEDULE 5.2.6, there are no contracts of construction, employment, management, service, or supply or any other contracts or agreements in effect entered into by the Partnership or ELOA; provided that the failure to schedule any non-material contract which may be terminated by the Partnership on not more than thirty (30) days notice without premium or penalty shall not constitute a breach of this representation.

                  5.2.7 LEASES. Except for the Leases and leases, amendments or other occupancy agreements which may be entered into by the Partnership pursuant to SECTION 7.2 hereof, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with tenants in effect which will affect the Property after Closing. To Sellers' Knowledge, each Lease is in full force and effect, no rent has been paid more than one month in advance, and no tenant is entitled to any credits or offsets against its rental obligation except as set forth in such Lease. To Sellers' knowledge, except as may be described in SCHEDULE 5.2.7 attached hereto, there exists no default by Partnership or any Tenant under any of the Leases. Neither Sellers nor the Partnership have received any notice of lease termination from any Tenant, and neither have Sellers nor the Partnership received any notice that any such Tenant has filed any insolvency or bankruptcy proceedings. To Sellers' Knowledge, SCHEDULE 5.2.7 hereto identifies all outstanding brokerage agreements with respect to the Leases. Sellers have provided Buyer with full and complete copies of all Leases, including all amendments and modifications thereto, prior to the execution of this Agreement by Buyer and Sellers. Subject to Section 7.2 below, Sellers have caused the Partnership to pay, or will cause the Partnership to pay at or prior to Closing, all tenant improvement allowances and other amounts that have become due and payable to any Tenant under any of the Leases as of the Closing Date.

                  5.2.8 VIOLATIONS OF LAW. Neither Sellers nor the Partnership has received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved. In addition, except as may be included in the Inspection Materials or otherwise disclosed in writing to Buyer, neither Sellers nor the Partnership has received any written notice from any governmental authorities with respect to (i) any special assessments or proposed increases in the assessed value of the Property (except as set forth in the current Notice of Proposed Property Taxes); (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) except with respect to issues disclosed in any environmental report(s) furnished to Buyer by Sellers as a part of the Inspection Materials or otherwise obtained by Buyer, or otherwise disclosed by Sellers to Buyer in writing, any violation of any Environmental Law or any zoning, health, fire safety or other law, regulation or code applicable to the Property which remains outstanding or any investigation, administrative order, consent order or agreement with respect to Hazardous Substances. As used herein, the term "ENVIRONMENTAL LAW" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 ("CERCLA") and the Resource Conservation and Recovery Act of 1986.

                  5.2.9 STORAGE TANKS. Except with respect to the storage tank for the on site generator and issues disclosed in the Inspection Materials, or otherwise disclosed by Sellers to Buyer in writing, to Sellers' Knowledge, no underground storage tanks are currently located at the Property.

                  5.2.10 RENT ROLL. Attached hereto as SCHEDULE 5.2.10 is a rent roll, which will include delinquencies, security deposits, brokerage commissions payable and tenant improvement allowances, for the Property which is true and correct in all material respects as of the Agreement Date.

                  5.2.11 OUTSTANDING DEBT. The Partnership does not have any liabilities of any nature, known or unknown, fixed or contingent, including liabilities evidenced by bonds, debentures, notes, guaranties or other similar instruments, except for the liabilities set forth on SCHEDULE 5.2.11 attached hereto and incorporated herein by reference.

                  5.2.12 OPERATING STATEMENTS AND GENERAL LEDGERS. Sellers have delivered or made available to Buyer true, complete and correct copies of the current operating statements and general ledgers with respect to the Property, which operating statements accurately and fairly present the results of operations of the Property for the periods then ended.

                  5.2.13 EMPLOYEES. From and after the formation of Partnership and ELOA, to and including the day prior to the Closing Date ("SELLERS' OWNERSHIP PERIOD"), the Partnership and ELOA has not had, and will not on the Closing Date have, any employees.

                  5.2.14 TAXES. The Partnership has not made an election under Regulations Section 301.7701-(3)(a) to be treated as an association taxable as a corporation. The Partnership has filed or obtained extensions of all federal, state, local and foreign income, excise, franchise, real estate, sales and use and other tax returns heretofore required by law to be filed by them. All taxes, including, without limitation, all federal, state, county, local, foreign or other income, property, sales, use, franchise, value added, employees' income withholding, social if security, unemployment and other taxes, of any nature whatsoever which have been incurred or become due or payable by the Partnership, including any fines or penalties with respect thereto or interest thereon, whether disputed or not (collectively, "TAXES"), have been paid in full by the Partnership. All deposits, Taxes and other assessments and levies required by law to be made, withheld, collected or provided for by the Partnership, including deposits with respect to Taxes constituting employees' income withholding taxes, have been duly made, withheld, collected or provided for and have been paid over to the proper federal, state or local authority, or are held by the applicable Person for such payment. No liens arising from or in a connection with Taxes have been filed and are currently in effect against the Partnership, except for liens for Taxes which are not yet due. The Partnership has not executed or filed with the IRS or any other taxing authority any agreement or document extending, or having the effect of extending, the period for assessment or collection of any Taxes. The Partnership is not a party to any tax sharing agreement or arrangement. No audits or investigations are pending or, to the Sellers' Knowledge, threatened with respect to any tax returns or taxes of the Partnership. All real estate taxes on the Property for the year 2003 and the years prior thereto have been paid. No written claim has been received by the Partnership from any authority in any jurisdiction where the Partnership does not file Tax Returns that are, or may be, subject to taxation by that jurisdiction. There currently is no appeal pending for any prior year's property tax assessment with respect to the Property.

                  5.2.15 INSURANCE. A list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, and employees under which Partnership or its affiliates may derive any material benefit is set forth on SCHEDULE 5.2.15 hereof, and true, correct and complete copies (other than in de minimus respects) of such policies and bonds have been delivered to Buyer prior to the Agreement Date. There is no claim by Partnership pending under any of such policies or bonds as to which coverage has been questioned, reserved, denied or disputed by the underwriters of such policies or bonds or their agents. SCHEDULE 5.2.15 lists all outstanding claims and settlements under any insurance policies or bonds that have arisen during the time Partnership has owned the Property. Partnership finances the payment of its insurance premiums. All premium financing payments due and payable under all such policies and bonds have been paid, and to Seller's Knowledge, Partnership is otherwise in compliance with the terms and conditions of all such policies and bonds, except where the failure to so comply would not result in the inability of the Partnership to collect fully under such policy or policies. Except as set forth on SCHEDULE 5.2.15, such policies of insurance and bonds are in full force and effect. Neither Sellers nor Partnership has received written notice of any threatened termination of any such policies or bonds. Neither Sellers nor Partnership has received any written notices from any insurance companies of any defect or inadequacies in the Property which have not been rectified.

                  5.2.16 ORGANIZATIONAL DOCUMENTS. Sellers have delivered or made available to Buyer a true, complete and correct copy of the Limited Partnership Agreement of the Partnership (the "LIMITED PARTNERSHIP AGREEMENT"). The Limited Partnership Agreement constitutes all of the documents, agreements and instruments with respect to the governance, management and organization of the Partnership. The Limited Partnership Agreement shall not have been amended, modified, supplemented, terminated or otherwise changed in any manner as of the Closing Date.

                  5.2.17 SINGLE PURPOSE ENTITY. Neither Partnership nor ELOA has conducted since its inception any business other than owning, developing, constructing, operating, maintaining, financing, and leasing the Property (on the portion thereof formerly owned by ELOA) and has not owned any asset which is not related or incidental thereto.

                  5.3 SURVIVAL AND SELLER'S MAXIMUM LIABILITY. The representations and warranties set forth in this SECTION 5 shall survive only for the period, and pursuant to the terms, set forth in SECTIONS 5.4.2 AND 5.4.3.

                  5.4 SELLER INDEMNITY.

                  5.4.1 Subject in all respects to the terms and conditions set forth in SECTIONS 5.4.2 AND 5.4.3. below, from and after the Closing, Sellers, jointly and severally shall indemnify and defend Buyer and its respective affiliates, officers, managers, partners, directors, owners, members, shareholders and successors and assigns (collectively, "BUYER INDEMNITEES") against and hold Buyer Indemnitees harmless from all claims, demands, liabilities, losses, damages, judgments, deficiencies, costs and expenses, including reasonable attorneys' fees and disbursements, that may be suffered or incurred by Buyer as to any Retained Liability (as herein defined). "RETAINED LIABILITY" shall mean any obligation, liability (fixed or contingent or known or unknown) or costs, expenses of the Sellers: (1) under or with respect to the Partnership Interests, any Lease, Contract, Permit, Permitted Exception, or commission agreement or other agreement (whether or not now in effect) arising or accruing during Sellers' Ownership Period; or (2) in connection with any claim or suit that is asserted or filed against the Partnership or that is asserted or filed against any of the Sellers, but which accrued prior to the Closing based on events that occurred solely prior to the Closing, including but not limited to the litigation listed on Schedule 5.2.3 (the litigation listed on Schedule 5.2.3, the "ADA Litigation") and the claims set forth on Schedule
5.2.15 (the litigation scheduled on Schedule 5.2.3 and the claims listed on Schedule 5.2.15, collectively the "Scheduled Matters"); or (3) resulting from any breach of any representation or warranty expressly made by Sellers in this Agreement or from any breach by Sellers of any covenant, agreement or obligation undertaken by Sellers in this Agreement or in any certificate or document delivered by Sellers to Buyer at Closing pursuant to this Agreement. The parties hereby acknowledge and agree that "RETAINED Liabilities" shall not mean any obligation, liability (fixed or contingent or known or unknown) or costs, expenses of the Sellers expressly taken into account on the settlement statement to be delivered hereunder or expressly assumed in accordance with the terms hereof. The Sellers, in consultation with Buyer, shall retain control of the ADA Litigation; provided, however, that Sellers may not settle the ADA Litigation
(i) in a manner that does not result in the violations of the Americans with Disabilities Act ("ADA") asserted by the plaintiffs in the ADA Litigation being corrected in a manner which causes the items at issue in such litigation to be in compliance with the ADA and (ii) without the approval of the Buyer, such approval not to be unreasonably withheld.

                  5.4.2 Except as otherwise provided in SECTION 5.4.3, (i) the Sellers' collective maximum aggregate liability under this Agreement, any Seller Estoppel(s) delivered by Sellers to Buyer hereunder, any other agreement or instrument delivered by Sellers to Buyer in connection with this transaction contemplated hereby or otherwise in connection with the transaction contemplated hereby shall in no event exceed Two Million Dollars ($2,000,000) in the aggregate (the "MAXIMUM LIABILITY") and (ii) each of WLD's and Halmos's individual maximum aggregate liability under this Agreement, any Seller Estoppel(s) delivered by Sellers to Buyer hereunder, any other agreement or instrument delivered by Sellers to Buyer in connection with the transaction contemplated hereby shall in no event exceed the product of (a) its Pro-Rata Share and (b) $2,000,000. Except as otherwise provided in SECTION 5.4.3 notice of any claim made by Buyer hereunder must be given within one (1) year following the Closing (the "SURVIVAL PERIOD"). Buyer shall be deemed to have waived any claim of breach (i) if Buyer has not provided written notice thereof to Sellers prior to the expiration of the Survival Period or (ii) if the Buyer has given timely notice of a claim of breach, such claim is disputed and Buyer fails to commence a legal action to satisfy its claimed indemnification right with respect to such claim within two (2) years following the Closing. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Sellers be liable or accountable for any damages with respect to its indemnification obligations under this Agreement, unless and until all such damages for which Sellers would be liable hereunder exceed in the aggregate $50,000 (in which event such liability shall extend to all of such damages up to and in excess of such amount).

                  5.4.3 Notwithstanding anything to the contrary contained in this Agreement, (i) each Seller's Maximum Liability shall not limit the amount of damages that the Buyer can recover for a breach by any Seller of any of its representations or warranties contained in SECTIONS 5.1(1), 5.2.13, 5.2.14,
5.2.16 OR 5.2.17 hereof (ii) the Survival Period shall not apply to a breach by such Seller of any of its representations or warranties contained in SECTIONS 5.1, 5.2.13, 5.2.14, 5.2.16 OR 5.2.17 hereof and (iii) the amount of each
Seller's Maximum Liability shall not be reduced by the amount of any insurance proceeds received by Buyer or the Partnership after the Closing Date on account of any claims or liabilities also covered by each Seller's Maximum Liability; provided however, Buyer agrees that in the event Buyer or the Partnership receives any insurance proceeds which, together with any amounts paid by Sellers to Buyer or such Partnership hereunder is in excess of the full amount of any claim made by Buyer or such Partnership hereunder, then Buyer or such Partnership shall promptly return such excess amount to Sellers.

                  Section 6. BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Buyer hereby represents and warrants to Sellers as follows, each and all of which shall be true and correct as of the Agreement Date and as of the Closing
Date:

                  6.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida; has all requisite power and authority to own its properties and assets and to carry on its business as now being conducted; and has taken or will by Closing have taken all actions required by its organizational documents and applicable law to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

                  6.2 NO VIOLATION. That (i) this Agreement does not violate the terms of any other contract or agreement to which Buyer is a party or successor party, (ii) Buyer has the full right and authority to purchase the Partnership Interests and consummate all of the transactions hereby contemplated, and that no other party has any ownership or other interest therein, (iii) the individuals executing this Agreement on the Buyer's behalf are authorized to bind Buyer to all terms of this Agreement by their signatures hereto, and (iv) all consents required to be obtained from any other parties in connection with the purchase of the Partnership Interests and consummate all of the transactions hereby contemplated have in fact been obtained.

                  6.3 COMMERCIAL BUYER. Buyer is a sophisticated buyer with respect to the Partnership Interests, has adequate information concerning the business and financial condition of the Partnership and the Property to make an informed decision regarding the purchase of the Partnership Interests and has


---------------
(1) While there is no limit on each Seller's liability with respect to each Seller's breach of a representation contained in Section 5.1, each Seller's liability for a breach of a representation contained in Section
      5.1 is limited to damages resulting from its breach and no Seller shall have any liability for damages resulting from another Seller's breach of a representation contained in Section 5.1.

independently made its own analysis and decision to enter into this Agreement and acquire the Partnership Interests, except that Buyer has relied upon the representations, warranties, covenants, and agreements of Sellers contained in this Agreement. Buyer acknowledges that Sellers have not made and do not make any representation or warranty, whether express or implied, except as expressly set forth in this Agreement and that, except as set forth herein, the Partnership Interests are being purchased and the Property is being accepted by Sellers in their respective "as is" condition for all purposes. Buyer acknowledges that the sale of the Partnership Interests by Sellers to Buyer is absolute and irrevocable, and that Buyer shall have no recourse to any Seller, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, and pursuant to the indemnities contained herein and subject to the limitations set forth in this Agreement. Buyer acknowledges that the consideration paid pursuant hereto for the purchase of the Partnership Interests may differ both in kind and amount from any payments or distributions which may ultimately be received with respect thereto.

                  6.4 SECURITIES ACT. Buyer represents, understands and acknowledges to and with the Sellers that (i) the Partnership Interests to be acquired by the Buyer pursuant to this Agreement are being acquired for its own account, not as a nominee or agent for any other Person and without a view to the distribution of such Partnership Interests or any interest therein in violation of the Securities Act the Securities Act of 1933, as amended (the "SECURITIES ACT"), (ii) Buyer is an "accredited investor" within the meaning of Rule 501(a) under Regulation D ("REGULATION D") promulgated under the Securities Act by the Securities and Exchange Commission and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Partnership Interests, and Buyer is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Partnership Interests, and (iii) Buyer acknowledges that the Partnership Interests have not been registered, and will not be registered by Sellers, under the Securities Act and understands that the Partnership Interests must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

                  6.5 BANKRUPTCY. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Buyer's knowledge threatened, against Buyer.

                  6.6 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. BUYER AGREES THAT BUYER WILL PERFORM APPROPRIATE, THOROUGH, CUSTOMARY AND ADEQUATE EXAMINATIONS AND INVESTIGATIONS OF THE PARTNERSHIP AND PROPERTY PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD. BUYER HEREBY REPRESENTS THAT BUYER IS A SOPHISTICATED DEVELOPER, BUYER AND OPERATOR OF PROPERTY, AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT HEREOF, BUYER WILL RELY SOLELY UPON ITS EXAMINATIONS AND INSPECTIONS IN PURCHASING THE

PARTNERSHIP INTERESTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLERS HAVE NOT MADE AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY, PATENT OR LATENT PHYSICAL OR ENVIRONMENTAL CONDITION, EXPENSES, LEGAL STATUS, ZONING, TAX CONSEQUENCES, UTILITIES, OPERATIONS, HISTORY OR PROJECTIONS, COMPLIANCE WITH LAWS, VALUE OR UTILITY OF THE PARTNERSHIP OR PROPERTY OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PARTNERSHIP, THE PROPERTY OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY AND/OR OF FITNESS FOR A PARTICULAR PURPOSE), WHICH MIGHT BE PERTINENT IN CONSIDERING WHETHER TO PURCHASE THE PARTNERSHIP INTERESTS OR TO ENTER INTO THIS AGREEMENT; AND BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) HAVE BEEN MADE. SELLERS ARE NOT LIABLE OR BOUND IN ANY MANNER BY ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, GUARANTEES, OR ANY PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARTNERSHIP, PROPERTY OR THE VALUE THEREOF, MADE OR FURNISHED BY ANY BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLERS. BUYER REPRESENTS TO SELLERS THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PARTNERSHIP AND PROPERTY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR APPROPRIATE TO SATISFY ITSELF AS TO THE CONDITION OF THE PARTNERSHIP AND PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SUCH INVESTIGATIONS AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OF MOLD, MILDEW AND OTHER BIOLOGICAL TOXINS OR HAZARDOUS SUBSTANCES), MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING, WILL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS (AND SELLERS' OFFICERS, DIRECTORS, PARTNERS, BENEFICIAL OWNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND SELLERS' OFFICERS, DIRECTORS, PARTNERS, BENEFICIAL OWNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL AND ENVIRONMENTAL CONDITIONS, VIOLATIONS

OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY AND ALL ENVIRONMENTAL
LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PARTNERSHIP INTERESTS OR THE PROPERTY, EXCEPT TO THE EXTENT ACTIONABLE AS A BREACH OF AN EXPRESS REPRESENTATION BY ANY SELLER PURSUANT TO THIS AGREEMENT. BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED UNDER ENVIRONMENTAL LAWS OR OTHERWISE AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION WILL NOT BE THE RESPONSIBILITY OF, AND WILL BE PERFORMED AT NO COST TO, SELLERS EXCEPT TO THE EXTENT ACTIONABLE AS A BREACH OF AN EXPRESS REPRESENTATION BY ANY SELLER PURSUANT TO THIS AGREEMENT.

                  6.7 REPORTS. Buyer hereby acknowledges that Sellers have delivered to Buyer a copy of the environmental reports described on SCHEDULE 6.7 attached hereto (collectively, the "REPORTS").

                  6.8 NO RELIANCE ON RECORDS, REPORTS OR OTHER INSPECTION MATERIALS. Unless otherwise expressly stated herein, Sellers make no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by any Seller to Buyer in connection with the transaction contemplated hereby, including, but not limited to, the Reports, Records or the other Inspection Materials. Buyer acknowledges and agrees that all Inspection Materials and other materials, data and information prepared by third parties unaffiliated with Sellers and delivered by Sellers to Buyer in connection with the transaction which is the subject of this Agreement are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer is at the sole risk of Buyer. Buyer agrees that Buyer will not attempt to assert any liability against any Seller Party for furnishing such information or with respect to the content of any such information.

                  6.9 EXISTING LOAN. Buyer acknowledges that the Real Property is encumbered by a first lien mortgage loan held by Teachers Insurance and Annuity Association of America (the "EXISTING LENDER") and evidenced by the mortgage described in the Existing Title Policy and certain other documents executed in connection therewith (such loan, the "EXISTING LOAN").

                  Section 7. SELLERS COVENANTS.

                  7.1 CONDUCT OF BUSINESS. Sellers agree that between the Agreement Date and the Closing Date, Sellers will cause the Partnership to operate and conduct its business in the ordinary course and in material compliance with all laws and to carry on its business substantially in the manner as heretofore conducted. Without limiting the foregoing, Sellers will cause the Partnership to file all sales tax returns which are due prior to the Closing Date and pay all sales tax which is, or should have been, reflected on such returns. Notwithstanding anything herein to the contrary, Sellers may cause the Partnership to assign and/or transfer the Excluded Assets out of the Partnership and, if such transfer and/or assignment is not, for any reason, effectuated prior to Closing, Buyer shall, at no cost or expense to Buyer or the Partnership, cause such Excluded Assets to be transferred or assigned to the Sellers following the Closing. The obligations set forth in the preceding sentence shall survive the Closing for a period of one (1) year from the Closing Date.

                  7.2 LEASES AND CONTRACTS.

                  (a) Prior to three Business Days before the Inspection Termination Date, the Partnership may, without Buyer's approval or consent (i) enter into new Leases, and/or modify, cancel, extend or otherwise change the terms, covenants or conditions of existing Leases, (ii) enter into any new Contracts terminable without material penalty on not more than thirty (30) days notice, and (iii) create any easements or similar rights with respect to the Property in the ordinary course of business (and any such easements or rights will be deemed Permitted Exceptions for all purposes). Sellers promptly, but in no event later than three Business Days prior to the expiration of the Inspection Period, will deliver to Buyer a copy of any Lease, Contract or other agreement executed by Partnership with respect to the Property as set forth in this SECTION 7.2(A).

                  (b) Commencing on the third Business Day before the expiration of the Inspection Period, Sellers will cause the Partnership to deliver to Buyer a copy of any renewal or modification of an existing Lease or of any new Lease that the Partnership proposes to execute between the date which is three Business Days prior to the Inspection Termination Date and the Closing Date. Buyer agrees to notify the Partnership in writing within five (5) Business Days after its receipt thereof of its approval or disapproval, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. In the event that Buyer informs the Partnership that Buyer does not approve the renewal or expansion of the existing Lease or the new Lease, then the Partnership will not enter into the disapproved Lease, modification or renewal. In the event that Buyer fails to notify the Partnership in writing of Buyer's approval or disapproval within the five (5) day period, such failure conclusively will be deemed the approval by Buyer.

                  7.3 SERVICES. Sellers will cause the Partnership to provide all services with respect to the Real Property in accordance with the Partnership's customary past practices.

                  7.4 INSURANCE. Sellers will cause the Partnership to maintain with respect to the Property insurance in the amounts and coverages existing as of the Agreement Date.

                  7.5 GOVERNMENTAL NOTICES. In the event that, prior to Closing, Sellers and/or the Partnership receives any written notice from the City, County or any other governmental or quasi-governmental authority having jurisdiction over the Property of a violation or alleged violation of any statute, law, ordinance, rule, permit, regulation or agreement governing the ownership, planning, development, construction, occupancy, use or maintenance of any portion of the Property, or of any permit, approval or authorization issued in connection therewith or of any contemplated or pending investigation with respect thereto, or regarding Hazardous Substances on the Real Property or any other property adjacent to the Real Property, Sellers promptly will deliver (or cause Partnership to deliver) a copy of such notice to Buyer; and after the Inspection Termination Date, Buyer will have the option (but will not be required) either to (i) participate with Sellers and/or Partnership (as applicable) in responding to such notice, or (ii) seek independently to intervene in such proceeding for the purpose of protecting Buyer's interests in and with respect to the Property.

                  7.6 NEGATIVE COVENANTS. Sellers hereby covenant and agree that pending the Closing or until the earlier termination of this Agreement they will not and will not permit Partnership to:

                           (i) issue any additional interest in the Partnership
or issue any warrant, option or other right to purchase any interest in the Partnership or any security convertible into an interest in the Partnership;

                           (ii) organize any subsidiary, acquire any capital
stock or other equity securities of any Person, or acquire any equity or other ownership interest in any business;

                           (iii) acquire any new real property nor sell,
transfer or otherwise convey any real property or the Partnership Interests or otherwise contract to do either (except as provided in Section 7.1(A) above with respect to easements);

                           (iv) grant any mortgage with respect to the Property;

                           (v) encumber or pledge or place any lien upon the
Property or any part thereof or interest therein;

                           (vi) incur any additional liabilities that will not
be paid on or before the Closing Date or prorated pursuant to this Agreement; or

                           (vii) enter into any Contract which may not be
terminated upon thirty (30) days notice without penalty or premium.

                  7.7 CONTRACTS. To the extent that Partnership may terminate Contracts without incurring liability costs or penalties, the Contracts will be cancelled at Closing unless Buyer advises Seller at least thirty (30) days prior to the Closing Date of its desire to retain any of the Contracts (the "DESIGNATED CONTRACTS").

                  7.8 AUDIT. The Buyer needs to obtain an audit of revenue and certain expenses of the Property for the year ended December 31, 2003 and a compilation of revenue and certain expenses of the Property for the period from January 1, 2004 through the Closing Date (pursuant to the Securities and Exchange Commission Rule 3-14 of Regulation S-X), Sellers agree to use commercially reasonable efforts to cooperate with, and to cause its accountants, property management staff and auditors to reasonably cooperate and assist with this project. The audit shall be performed by the Buyer's current certified public accountants and shall be conducted at Partnership's offices, or at such other location as Sellers may reasonably request. ELOI in its capacity as general partner of Partnership, and Partnership's current property management company's authorized representative, will execute and deliver to Buyer an audit representation letter substantially in the form attached to this Agreement as Exhibit D. All costs and expenses incurred by Sellers in connection with any such audit project shall be borne by Buyer. The audit representation letter is being provided as an accommodation to the Buyer and any representations provided therein are not intended to, and shall not be deemed to be, representations by Sellers and/or ELOI individually under this Agreement for which Sellers have any liability to Buyer hereunder.

                  Section 8. INSPECTION PERIOD.

                  8.1 INSPECTION PERIOD. Buyer will have the right, during the period (the "INSPECTION PERIOD") from and after August 19, 2004 (the "INSPECTION COMMENCEMENT DATE") through and until 5:00 P.M. (Fort Lauderdale, Florida time) on October 6, 2004 (the "INSPECTION TERMINATION DATE"), to inspect the physical and other conditions of or with respect to the Partnership and the Property, including the right to make engineering and soil tests, analyses and other investigations of the latter, to review, and to make and retain copies of, all of the contracts, leases, permits, maps, plats, plans and specifications, surveys, notices, licenses, books, records, environmental studies, reports and all other materials and information pertaining to the Partnership or use of the Real Property or any part thereof which are in the possession or control of Sellers (collectively the "INSPECTION MATERIALS"), and to investigate and/or review any other facts, circumstances or matters which Buyer deems relevant to its proposed purchase of the Partnership Interests, including the right to meet with and interview Tenants, provided that Buyer gives Sellers reasonable advance written notice of the identity of each Tenant with which Buyer proposes to meet and the time and place of each meeting with each such Tenant, and give Sellers the right to have a representative present at all times during each such meeting and interview (it being understood and agreed that such meetings will be Buyer's sole contacts with Tenants concerning the Property or the transaction which is the subject of this Agreement); provided, that Buyer, its agents or employees, will not enter upon the Real Property, without twenty four (24) hours prior written notice to Sellers, and all tests or inspections will be scheduled and conducted in a manner which does not violate any Lease and which does not unreasonably interfere with the usual and customary conduct of business of the Partnership on the Real Property. Sellers agree reasonably to make available to Buyer at the Property the Inspection Materials that Buyer reasonably requests. Buyer hereby agrees to indemnify, protect and hold harmless the Partnership and each Seller, and each of the other Seller Parties (the "INSPECTION INDEMNITY") from and against any and all claims, demands, losses, costs, damages, expenses or liabilities, including those related to or arising out of death or injury to persons or damage to property, or for construction or other liens, including reasonable attorneys' fees, related to, caused by or occurring in connection with Buyer's inspections (including inspections which were performed prior to the Agreement Date) of or concerning the Partnership or the Property. The Inspection Indemnity will survive expiration or termination of this Agreement, whether as a result of Closing or otherwise for a period of one (1) year from the Agreement Date.

                  8.2 RECORDS. During the Inspection Period, Sellers will provide Buyer, upon its request, access to all (i) all financial information, books, records, accounts, plans, specifications, agreements, leases, permits, notices, licenses, books, reports, environmental studies, and analyses of the Partnership, other than the Proprietary Materials, and (ii) environmental reports, title policies, structural reports, and leases regarding the Property, in the possession or control of Sellers and/or the Partnership's property manager, agents or independent contractors (collectively, the "RECORDS"). Buyer will be permitted to copy items identified by Buyer during the Inspection

Period. If the Closing does not occur, any documents copied or otherwise obtained by Buyer from Sellers will be returned to Sellers or destroyed by Buyer and all information obtained by Buyer from the Partnership's property manager, agents or independent contractors will be kept confidential pursuant to SECTION
16.11 hereof.

                  8.3 NORMAL BUSINESS HOURS. All Records and all inspections, investigations and/or inquiries with respect thereto will be made and/or conducted between the hours of 9 a.m. and 5 p.m. at the management office of the Property and access thereto will be made available to Buyer at all times upon reasonable advance notice.

                  8.4 TERMINATION BY BUYER.

                  (a) Buyer will have the right, to be exercised by written notice to Sellers and Escrow Agent, at any time during the Inspection Period to terminate this Agreement for any reason which Buyer in its sole and absolute discretion deems appropriate, and upon termination pursuant to this SECTION 8.4(A), then, the Deposit (to the extent made) and any interest accrued thereon will be refunded to Buyer and thereafter this Agreement will be null and void and the parties will have no further rights or obligations hereunder, except with respect to Inspection Indemnity and as set forth in SECTION 8.1 of this Agreement. If Buyer elects to terminate this Agreement pursuant to this SECTION 8.4(A), Buyer will promptly return to Seller all Reports, Records, Inspection Materials, and all other documents and other materials provided by Seller to Buyer, and copies of all studies, evaluations, test reports and similar information which Buyer have caused to be produced by third parties, in connection with its investigations pursuant to this SECTION 8.

                  (b) In the event that the Inspection Termination Date occurs on a Saturday, Sunday or other legal holiday, such date will be extended to the next succeeding regular business day.

                  Section 9. CONDITIONS PRECEDENT.

                  9.1 SELLERS CONDITIONS. The obligation of Sellers to consummate the transaction which is the subject of this Agreement is and will be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Sellers in their sole discretion:

                  (a) Sellers will have received the Purchase Price as adjusted pursuant to and payable in the manner provided in this Agreement;

                  (b) Buyer will have delivered to Sellers all of the items required to be delivered to Sellers pursuant to the terms of this Agreement, including those described in SECTION 10.4 hereof;

                  (c) All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects as of the Closing Date;

                  (d) Buyer will have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of Closing Date; and

                  (e) Buyer will have caused the Partnership to enter into, effective as of the Closing, a two (2) year nonterminable management agreement with the current management company for the Property upon terms and conditions mutually agreed upon by Buyer and management company prior to the Inspection Termination Date.

                  (f) If the Buyer elects to maintain the Existing Loan, the Sellers shall receive the Release at the Closing.

                  9.2 BUYER CONDITIONS. The obligation of Buyer to consummate the transaction which is the subject of this Agreement is and will be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

                  (a) Sellers will have delivered to Buyer all of the items required to be delivered to Buyer pursuant to the terms of this Agreement, including those provided in SECTION 10.3;

                  (b) Sellers will have performed and reserved, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Sellers as of the Closing Date; and

                  (c) No later than five (5) days prior to Closing, Sellers shall have delivered to Buyer Estoppel Certificates satisfying the Minimum Estoppel Requirements.(2) If any Estoppel Certificate obtained by Sellers shall contain any modifications or supplements from the form of certificate attached hereto as FORM 2 or the form attached to the Tenant's Lease in question (other than de minimis changes and changes permitted thereby), then the Buyer shall have the right to approve any such modifications or supplements and changes permitted hereby from the applicable Lease(s) (such approval may be withheld or conditioned in Purchasers' sole and absolute discretion) and, if Buyer does not approve same, and Sellers do not agree to correct the discrepancy, then such Estoppel Certificate shall not be counted towards satisfying the Minimum Estoppel Requirements. Moreover, notwithstanding anything contained herein to the contrary, if the Minimum Estoppel Requirements shall not be satisfied, then Sellers shall not be deemed to be in default under this Agreement, and the Buyer shall, at the Buyer's option, elect prior to the Closing Date either to (i) terminate this Agreement and all parties hereto shall be relieved of any further liability arising out of or from this Agreement (except for the obligations hereunder specifically designated as surviving such termination) and the Deposit and accrued interest thereon shall be returned to the Buyer, or (ii) waive the condition precedent set forth in this Section 9.2(C) and proceed to the Closing as scheduled, subject, however, to all other conditions precedent set forth in this Agreement (PROVIDED, HOWEVER, that either party, upon written notice given prior to the Closing Date, may extend the Closing Date for up to thirty (30) days in the aggregate in order to allow Sellers to obtain such Estoppel Certificates, it being understood and agreed that any such extension shall not be in derogation of any rights or conditions in favor of the parties under this Agreement;




---------------
(2) Sellers agree to promptly deliver Estoppel Certificates to Buyer as they are received from tenants.

                  (d) If the Buyer does not elect to maintain the Existing Loan, upon the payment of the Purchase Price by the Buyer, the Existing Loan and Prepayment Costs shall be paid-off by Sellers (at Sellers' sole cost and expense) at or prior to Closing;

                  (e) There shall not have occurred a Material Adverse Change between the Inspection Termination Date and the Closing Date;

                  (f) The Title Company shall have signed and issued to Buyer and Partnership at the Closing or is able to do so upon payment of the applicable costs and premium an ALTA extended coverage Owner's Policy of Title Insurance with liability in the full amount of the Purchase Price containing the endorsements and affirmative insurance coverage that Buyer has requested, subject only to the Permitted Encumbrances (excluding the Existing Loan unless it is maintained by Buyer) insuring Partnership as the owner of good and marketable fee simple title to the Real Property, dated the date of the Closing (the "TITLE POLICY");

                  (g) There shall exist no breach of any of Sellers' representations, warranties or certifications set forth in this Agreement as of the Closing Date, as if made as of the Closing Date; PROVIDED, HOWEVER, that the foregoing condition shall be deemed satisfied notwithstanding (w) a change in the representations and warranties in SECTION 5.2.3 so long as the matters described therein (1) do not exceed $2,000,000 in the aggregate, and (2) do not prevent the Closing, (x) a change in the representations and warranties set forth in SECTION 5.2.7 and SECTION 5.2.10 hereof as a result of actions permitted under SECTION 7 hereof, (y) de minimus claims, settlements or other matters which are disclosed by Seller's update of the second and third and last sentence of SECTION 5.2.15 hereof; or (z) any debt which is disclosed by Seller's update of SCHEDULE 5.2.11, if and only if, such debt was not prohibited from being incurred under SECTION 7 hereof and such debt is prorated under
Section 10 hereof.

                  (h) Not later than five (5) Business Days prior to the Closing Date, Sellers shall have delivered to Buyer the Lender Estoppel;

                  (i) Not later than five (5) Business Days prior to the Inspection Termination Date, Sellers shall have delivered to Buyer the Association Estoppel;

                  (j) The Partnership shall have terminated any and all management agreements existing between Partnership and any Affiliate of any Seller other than the management agreement contemplated by SECTION 9.1(E) and
Section 9.2(K);

                  (k) The current management company will have entered into a two (2) year nonterminable management agreement with the Partnership, effective as of the Closing Date, for the Property upon terms and conditions mutually agreed upon by Buyer and management company prior to the Inspection Termination Date.

                  Section 10. CLOSING.

                  10.1 TIME AND PLACE. Unless extended pursuant to the provisions of this Agreement, the Closing will take place commencing at 9:00 A.M. at the office of Berger Singerman, P.A., 350 East Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301, or such other place as mutually agreed, on the thirty (30) days following the Inspection Termination Date. In the event that the applicable date falls upon a Saturday, Sunday or other legal holiday, the Closing will occur on the next succeeding Business Day.

                  10.2 EXPENSES.

                  (a) At or prior to Closing, Buyer will pay all costs and expenses associated with Buyer's financing; the cost of preparation of the Title Commitment, the premium for the Title Policy, and the costs for mortgagee title insurance policy and any endorsements thereto; all costs related to or arising out of Buyer's due diligence investigations and analyses and, to the extent applicable, all Existing Loan Costs or Prepayments Costs.

                  (b) Each party will pay any fees due to its attorneys or other consultants.

                  10.3 DELIVERY OF DOCUMENTS BY SELLERS.

                  At the Closing, in addition to any other documents specifically required to be delivered or acts required to be done pursuant to this Agreement, Sellers will deliver, or cause to be delivered, to Buyer the following:

                  (a) the duly executed Assignment;

                  (b) certified copies of resolutions of each Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (c) such affidavit(s) or certifications as reasonably and customarily may be required to induce the Title Agent and/or Underwriter to issue the Closing Commitment(s) to Buyer at Closing;

                  (d) an affidavit stating that (i) there are no unpaid bills for labor, materials or services to the Real Property and, within the ninety
(90) prior to Closing, the Partnership has not entered into any agreement or contract with any party for the furnishing of labor, services or materials which could be the basis for any claims against the Real Property; and (ii) no Person has any right or claim to possession of the Real Property, other than Tenants, as tenants only, under the Leases;

                  (e) an affidavit complying with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1954, as amended, stating that Sellers are not foreign persons;

                  (f) a certificate (the "CLOSING CERTIFICATE"), dated as of the Closing Date and executed on behalf of Sellers by duly authorized officers thereof, stating that the representations and warranties of Sellers contained in this Agreement are true and correct as of the Closing Date (with appropriate modifications of those representations and warranties made in SECTION 5 hereof to reflect any changes therein, or identifying any representation or warranty which is not, or no longer is, true and correct and setting forth the state of facts giving rise to the change);

                  (g) the Leases, Designated Contracts, guaranties and warranties, equipment leases, parking agreements and licenses and permits, if any, in the possession of Sellers or Sellers' agents, together with all leasing and property files and records related to the ownership, operation, leasing and maintenance of the Real Property (excluding, however, the Proprietary Materials). Buyer, at no material expense to Buyer, will make available to Sellers, for a period of three (3) years after Closing, all instruments, files and records delivered to Buyer hereunder, for the purpose of responding to any legal requirement, tax audit, tax return preparation or litigation threatened or brought against Sellers, which right will survive the Closing;

                  (h) to the extent in the possession of Sellers or their agent(s) or property manager, all keys, electronic pass cards or devices to all entrance doors to, and equipment and utility rooms and vault boxes located in, the Real Property, which keys and electronic pass cards or devices will be tagged for identification and which delivery may be accomplished by Sellers or their agent(s) or property manager depositing such items in the management office in the Real Property.

                  (i) if the Buyer does not elect to maintain the Existing Loan, deliver a payoff letter or other reasonable evidence of satisfaction of the Existing Loan;

                  (j) deliver resignations of any and all officers of the Partnership in the form attached hereto as FORM 6 and releases from such officers for any claim for compensation in the form attached hereto as FORM 7;

                  (k) deliver a balance sheet of the Partnership dated as of the date immediately prior to the Closing Date ("CLOSING BALANCE SHEET") which fairly presents in all material respects the assets and liabilities of the Partnership as of the date of such statement, and which shall be prepared in accordance with GAAP (except for adjustments hereafter provided), subject to customary year end adjustments and without the inclusion of footnotes thereto and reflecting the adjustments provided on SCHEDULE 10.3(K);

                  (l) deliver a release from each Seller in the form attached hereto as FORM 8;

                  (m) Sellers shall cause the Financially Responsible Party to execute and deliver a Guarantee in the form attached hereto as FORM 9 (a "GUARANTEE");

                  (n) current Good Standing Certificates for Partnership and Sellers;

                  (o) Tenant notification letters if requested by Buyer in a form provided by Buyer and reasonably approved by Sellers within ten (10) Business Days prior to Closing;

                  (p) any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated by this Agreement and reasonably requested by Purchasers or their representatives; provided that Sellers shall not be obligated to cause the delivery of any such instrument or document that would increase or expand Sellers' obligations or liability under this Agreement (other than in de minimus respects);

                  (q) an amendment of the Certificate of Limited Partnership of Partnership, which shall be prepared by, and be in form, scope and substance satisfactory to Buyer;

                  (r) resignation of each member of the Board and officer of the Association who is affiliated with a Seller in the form attached hereto as FORM 10;

                  (s) the books and records of the Association to the extent in Sellers' or Partnership's possession;

                  (t) deliver a Certificate of Net Worth of Halmos executed by Halmos in the form attached hereto as FORM 11; and

                  (u) deliver a Certificate of Net Worth of WLD executed by WLD in the form attached hereto as FORM 12.

                  10.4 DELIVERY OF DOCUMENTS BY BUYER. At the Closing, in addition to any other documents specifically required to be delivered or required to be done pursuant to this Agreement, Buyer will deliver, or cause to be delivered, to Sellers:

                  (a) the duly executed Assignment;

                  (b) by bank wire transfer of immediately available funds (directly or by payment to Title Agent for Sellers' account) the appropriate balance of the Purchase Price due and will instruct Escrow Agent to deliver the Deposit to Sellers (directly or by payment to Title Agent for Sellers' account);

                  (c) a certified copy of resolutions of Buyer authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby; and

                  (d) deliver a release from the Partnership in the form attached hereto as FORM 13.

                  10.5 PRORATIONS. Sellers and Buyer agree that Buyer is acquiring the Partnership Interests from Sellers pursuant to this Agreement. However, at the Closing, Sellers and Buyer agree to prorate the income and expenses of the Property to the same extent as if Buyer was acquiring the Property from the Partnership in a real property transaction, provided that any adjustments that would be attributed to the Partnership, as a seller of real property, will be attributed to Sellers in the proration calculations.

                  (a) Except as otherwise specifically set forth in this Agreement, ad valorem property taxes and other revenues and expenses of, and impounds, prepayments or deposits affecting or related to, the Property (excluding insurance costs and premiums), and rent theretofore received pursuant to the Leases for the month in which the Closing occurs, will be prorated between Sellers and Buyer as of the Closing Date. Ad valorem property taxes will be prorated on the basis of the 2004 Trim Notice received with respect to the Real Property, with maximum discount allowed by law. Any Closing proration of taxes will be reprorated at the request of either party when the final actual tax bill for the year of Closing is available. Special assessment liens certified, or for which the work has been substantially completed, as of the Closing Date will be paid by Sellers. Sellers will deliver to Buyer, or Buyer will receive a credit against the Purchase Price in the amount of, any security deposits held as of Closing by Sellers pursuant to the Leases. The Sellers shall receive a credit for the amount of the Existing Loan Escrow.

                  (b) Notwithstanding anything contained above to the contrary, Sellers and Buyer agree that all rents received after Closing will be applied first to rentals then currently due, and any rent received in excess of the rents or other charges then currently due (net of costs of collection, if any) will be applied on account of delinquencies in the order of occurrence. In the event that after Closing Buyer receives (a) rental payments applicable in part to the month in which Closing occurs, or (b) other payments in excess of the rents then due, Sellers' portion thereof, less Sellers' pro rata portion of any costs of collection, will be remitted promptly by Buyer to Sellers. Sellers may pursue the collection of any past due rents directly against Tenants who are no longer in possession after Closing, and Buyer will cooperate at no cost to it with Sellers in connection therewith.

                  (c) Intentionally left blank.

                  (d) Buyer will be responsible for the payment of (i) all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) (A) as a result of any renewals or modifications of existing Leases between the Agreement Date and the Inspection Termination Date, (B) under any new Leases, approved or deemed approved in accordance with SECTION 7.2(B) hereof, entered into between the Inspection Termination Date and the date of Closing, or entered into by Buyer after the Closing. Sellers shall receive a credit for all Tenant Inducement Costs and leasing commissions to the extent paid by Sellers or Partnership prior to Closing with respect to the Leases described in the immediately preceding sentence equal to the amount, if any, determined by multiplying (i) all amounts paid by the Partnership for Tenant Inducement Costs with respect to such Leases, and (ii) a fraction the numerator of which is the number of days in the lease term after the Closing Date and the denominator of which is the total number of days in the lease term. If the Tenant Inducement Costs are attributable to an expansion, the proration of such costs shall be based upon the lease term of the expansion space. The Buyer shall pay all Tenant Inducement Costs and leasing commissions due to the existing Leases which become due and payable from and after the date of Closing. The Buyer shall receive a credit for all Tenant Inducement Costs and leasing commissions with respect to existing Leases if such costs have not been paid at Closing. With respect to any unpaid Tenant Inducement Costs and leasing commissions for which Buyer is obligated hereunder, Buyer will expressly assume those obligations and indemnify and hold Sellers harmless with respect thereto pursuant to an assumption and indemnity agreement in form and substance reasonably satisfactory to Sellers and Buyer.

                  (e) In the event that, as of Closing, Sellers and Buyer are unable to make an exact determination of any items of income and expense (including, without limitation, rents and annual operating expenses subject to reimbursement by Tenants under the Leases (the "CAM CHARGES") to be adjusted as of the Closing Date), Sellers and Buyer will cooperate for sixty (60) days after the Closing Date to make such final determinations (except for the bill for real estate taxes and final determination of CAM Charges, which may not be available within such sixty (60) day period). On or before the sixtieth (60th) day after the Closing Date, Sellers and Buyer will complete the calculation of any sums not adjusted at Closing (other than taxes and CAM Charges), and the party from whom any net payment is due will promptly remit the sum due in immediately available funds. Promptly after the actual ad valorem real property taxes due for the year of Closing are determinable, any estimated tax proration made at Closing will be reprorated as set forth above. Further, promptly after the final accounting has been made with respect to actual CAM Charges for the year in which Closing occurs has been completed, if the total CAM Charges due from Tenants exceeds the amount actually collected from Tenants for such year, Buyer will make a diligent good faith to collect from each Tenant the amount of such excess payable pursuant to its Lease, and promptly upon receipt thereof will remit to Sellers the pro rata share of each "catch up" payment.

                  (f) DEFICIT NET WORTH. The Buyer shall receive a credit for the amount, if any, by which the net worth of Partnership reflected on the Closing Balance Sheet is less than zero.

                  (g) POSITIVE NET WORTH. The Sellers shall receive a credit for the amount, if any, by which the net worth of Partnership reflected on the Closing Balance Sheet exceeds zero.

                  (h) Buyer shall receive a credit of $120,000 with respect to the termination of the Wolfgang Puck Express ("Puck") lease (if the Partnership has not negotiated a lease termination with respect to the Puck lease prior to the Closing Buyer shall cause all rights with respect to payments under the Puck lease to be assigned to Sellers and shall cooperate with Sellers, at no cost or expense to Buyer, with respect to Seller's collection efforts with respect to Puck lease). If after the Closing, the lease is not terminated and Wolfgang Puck becomes a tenant in good standing of the Property then Buyer shall refund the $120,000 credit to Sellers.

                  (i) POST-CLOSING ADJUSTMENTS. Within one hundred twenty (120) days following the Closing, Sellers and Buyer shall reasonably cooperate in determining and making post-closing adjustments. If a dispute arises regarding the post-closing adjustments identified in such 120 day period (it being understood and agreed that such dispute shall not extend the 120-day period under the immediately preceding sentence), the Buyer and Sellers shall promptly and jointly engage one of the "Big 4" accounting firms to determine the disputed post-closing adjustment(s). The conclusion of said accounting firm with respect to the disputed matter shall be conclusive and binding on the parties absent manifest error. Each of the Buyer and Sellers shall pay one-half of the cost of the services of the accounting firm.

                  (j) The provisions of this SECTION 10.5 will survive Closing for a period of one (1) year after the Closing.

                  10.6 EXECUTION AND DELIVERY OF CLOSING STATEMENT. At Closing, in addition to any other documents required to be executed and delivered in counterparts by both parties, Sellers and Buyer will execute and deliver to each other closing statements accounting for sums adjusted or disbursed at Closing.

                  Section 11. BROKERS. Sellers' represent and warrant to Buyer that there has been no broker, sales representative, finder, or agent involved in this transaction who would be entitled to a commission or other compensation on account of its relationship with Sellers, except Broker. Buyer represents and warrants to Sellers that there has been no broker, sales representative, finder or agent involved in this transaction who would be entitled to a commission or other compensation on account of its relationship with Buyer. At the Closing, if and only if the Closing occurs, Sellers shall pay to Broker a fee pursuant to a separate agreement between Broker and Sellers. Buyer agrees to and do hereby indemnify and hold Sellers' harmless of and from any and all claims, damages, actions or suits (including all court costs and attorneys' fees) arising out of or relating to any alleged agreement by Buyer to pay a commission or other compensation to any broker, sales representative, finder or agent in connection with this transaction. Sellers' agrees to and does hereby indemnify and hold Buyer harmless of and from any and all claims, damages, actions or suits (including all court costs and attorneys' fees) arising out of or relating to any alleged agreement by Sellers to pay a commission or other compensation to any broker, sales representative, finder or agent in connection with this transaction (including with respect to any claim for payment made by Broker relating to this Agreement).

                  Section 12. DEFAULT.

                  12.1 BUYER'S DEFAULT. If Buyer defaults in its obligation pursuant to the Agreement (provided, however, for non-monetary matters, Buyer shall have ten (10) Business Days after receipt of written notice from Sellers to cure such default), Sellers' sole remedy will be to terminate this Agreement, and in such event Escrow Agent will deliver the Deposit and all interest accrued thereon to Sellers as agreed and liquidated damages in full settlement of all claims of Sellers against Buyer related to the transactions which are the subject of this Agreement, it being specifically understood and agreed that in such event Sellers will suffer damages otherwise incapable of precise ascertainment; and thereafter this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder except with respect to the Inspection Indemnity and as set forth in SECTION 15.11 of this Agreement. Notwithstanding anything in the preceding sentence to the contrary, in the event that Buyer fails to make either the First Deposit or the Second Deposit in the time periods required hereunder and otherwise does not terminate this Agreement in accordance with SECTION 8.4 above, such failure shall be deemed an election by Buyer to terminate this Agreement under SECTION 8.4 and the Deposit, if any, and interest earned thereon shall be returned to Buyer.

                  12.2 SELLERS' DEFAULT.

                  12.2.1 Except as provided in SECTION 12.2.2, in the event Sellers default in their obligations pursuant to this Agreement (provided, however, Sellers shall have ten (10) Business Days after receipt of written notice from Buyer to cure such default), Buyers may, at Buyers' sole option and as Buyers' sole remedy, (a) receive a full refund of the Deposits and all interest accrued thereon and terminate this Agreement, or (b) maintain an action for specific performance of the terms of this Agreement; provided that a complaint seeking specific performance is filed not later than forty-five (45) days after Sellers' alleged failure or refusal, failing which Buyers' sole remedy will be as set forth in subparagraph (a) hereof. Except as provided in
SECTION 12.2.2, Buyers hereby waive and disclaim any right to monetary damages.

                  12.2.2 In the event Seller wrongfully conveys the Partnership Interests or the Partnership wrongfully convey the Property to a third party prior to Closing and the remedy of specific performance is not available to Buyer, then Buyer shall have all remedies available at law or in equity, subject, however, to the Maximum Liability.

                  12.3 In no event whatsoever shall Buyer be entitled to any damages, rights or remedies against any Seller as a result of any default of Sellers hereunder, other than as specifically set forth in Sections 12.2.1 through 12.2.2 and Section 5.4.

                  Section 13. RISK OF LOSS.

                  13.1 CASUALTY. Sellers will bear all risk of loss occurring to or upon any portion of the Property prior to transfer of the Property by Sellers to Buyer pursuant to the terms of this Agreement. In the event that a "material" portion of the Property is damaged or destroyed prior to Closing, Buyer may, at its option, (a) terminate this Agreement by written notice to Sellers, upon which the Deposit, and all interest accrued thereon, promptly will be returned to Buyer, and thereafter the parties will have no further rights or obligations hereunder except with respect to the Inspection Indemnity, or (b) proceed to Closing and receive from Seller all insurance proceeds with respect to such damage or destruction, and the amount of any deductible relating thereto. In the event that less than a "material" portion of the Property is damaged or destroyed prior to Closing, Buyer will be obligated to proceed to Closing notwithstanding such damage or destruction, in which event Sellers will deliver or assign to Buyer at Closing all insurance proceeds with respect to such damage or destruction and the amount of any deductible related thereto.

                  13.2 CONDEMNATION. In the event that a "material" portion of the Property is taken by eminent domain or condemnation proceeding prior to Closing, Buyer may either (a) proceed to close notwithstanding the eminent domain or condemnation proceeding, in which event Sellers will assign to Buyer its entire right, title and interest in and to any award in such condemnation proceeding, or (b) terminate this Agreement by delivering written notice of termination to Sellers upon which the Deposit, and all interest accrued thereon, promptly will be refunded to Buyer and thereafter this Agreement will be null and void and the parties will have no further rights or obligations hereunder except with respect to the Inspection Indemnity. In the event that a "material" portion of the Property is taken by eminent domain or condemnation proceeding prior to Closing, Buyer will be obligated to proceed to Closing notwithstanding such proceeding, in which event Sellers will assign to Buyer its entire right, title and interest in and to any award. Sellers agree promptly to notify Buyer of any eminent domain or condemnation proceeding.

                  13.3 MATERIALITY. For purposes of this Section 13, a "material" casualty or condemnation event will include any damage or taking involving (i) more than $500,000 in repair and/or replacement costs or loss of value of the Property (as promptly determined by Partnership's insurance adjuster as applicable to a casualty), (ii) more than five percent (5%) of the Tenants, or (iii) the loss of access (excluding temporary [less than thirty (30) days] losses) to the public streets and/or to the parking garage used in connection with the operation of the Property and/or the loss of 10 or more parking spaces.

                  Section 14. ESCROW AGENT.

                  14.1 OBLIGATIONS OF ESCROW AGENT. Buyer and Sellers hereby acknowledge that Escrow Agent undertakes hereunder to perform only such duties as are expressly set forth herein and other duties or obligations will be inferred against Escrow Agent.

                  14.2 RELIANCE. Escrow Agent (i) may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, (ii) may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and (iii) may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

                  14.3 INDEMNITY. Buyer and Sellers hereby agree, jointly and severally, to indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expense, fees or charges of any character or nature whatsoever, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent hereunder, except to the extent resulting from Escrow Agent's gross negligence, fraud or willful misconduct; and in connection therewith, to indemnify Escrow Agent against any and all expenses, including attorneys' fees and the cost of defending any action, suit or proceedings or resisting any claim; provided, that with respect to any such claims, liabilities, losses, actions, suits, proceedings, costs or expenses relating to a dispute between Sellers and Buyer, as between Sellers and Buyer the non-prevailing party will be the primary obligor with respect to the foregoing indemnity.

                  14.4 INTERPLEADER. If there is any disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety, of any action contemplated by Escrow Agent hereunder, Escrow Agent may, at its sole discretion, file an action in interpleader to resolve such disagreement. Escrow Agent will be indemnified for all costs, including reasonable attorneys' fees, in connection with the aforesaid interpleader action, and will be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action is received.

                  14.5 COUNSEL. Escrow Agent may consult with counsel of its own choice will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent will otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. Buyer acknowledges that Escrow Agent is also acting as counsel to Sellers, and agrees that Escrow Agent's duties pursuant to this SECTION 14 will not be deemed a conflict of interest affecting such representation of Sellers.

                  14.6 RESIGNATION. Escrow Agent may resign upon 15 days' written notice to Buyer and Sellers. If a successor Escrow Agent is not appointed within such 15-day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

                  Section 15. MISCELLANEOUS.

                  15.1 LITIGATION. In the event of any litigation between Sellers and Buyer concerning the terms of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable costs and expenses, including attorneys' fees, incurred in trial, appellate and postjudgment proceedings.

                  15.2 NOTICES. Notices required or permitted to be given pursuant to the terms of this Agreement will be delivered in person or sent by certified mail, return receipt requested, postage prepaid, by recognized contract carrier providing signed receipt for delivery, and will be deemed delivered on the date of delivery, if in person on the date actually received, if sent by mail or contract carrier. Notices will be delivered at the following addresses/facsimile numbers, subject to the right of any party to change the address/facsimile number at which it is to receive notice by written notice to the other party:

                  To Seller:            Stiles Corporation
                                        300 SE 2nd Street
                                        Fort Lauderdale, FL 33301
                  Attention:            Rocco Ferrera
                  Telephone:            (954) 627-9300
                  Facsimile:            (954) 627-9399

                      Copy to:

                                        Berger Singerman, P.A.
                                        350 East Las Olas Boulevard, Suite 1000
                                        Fort Lauderdale, FL  33301
                                        Attention: James L. Berger, Esq.
                                        Telephone: (954) 525-9900
                                        Facsimile: (954) 523-2872

                  To Buyer:             CRT Acquisition, LLC
                                        225 N.W. Mizner Blvd., #200
                                        Boca Raton, Florida 33432
                                        Attention: William J. Wedge, Esq.
                                                   Todd Amara
                                        Telephone: 561-447-1855
                                        Facsimile: 561-394-7712

                      Copy to:

                                        White & Case LLP
                                        Wachovia Financial Center, Suite 4900
                                        200 South Biscayne Boulevard
                                        Miami, Florida  33131-2352
                                        Attention: K. Lawrence Gragg, Esq.
                                        Telephone: (305) 371-2700
                                        Facsimile: (305) 358-5744

                  To Escrow Agent:

                                        White & Case LLP
                                        Wachovia Financial Center, Suite 4900
                                        200 South Biscayne Boulevard
                                        Miami, Florida  33131-2352
                                        Attention:  K. Lawrence Gragg, Esq.
                                        Telephone:  (305) 371-2700
                                        Facsimile:  (305) 358-5744

                  15.3 INTEGRATION AND SEVERABILITY. This Agreement and the attachments hereto set forth the entire understanding of Buyer and Seller with the respect to the matters which are the subject of this Agreement, superseding and/or incorporating all prior or contemporaneous oral or written agreements, and may be changed, modified, or amended only by an instrument in writing executed by the party against whom the enforcement of any such change, modification or amendment is sought. Any provision of this Agreement that is prohibited or unenforceable will be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof.

                  15.4 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon, and is intended solely for the benefit of, the parties hereto, and their respective heirs, personal representatives, successors, and assigns; and no third party will have any rights, privileges or other beneficial interests herein or hereunder. Buyer shall not assign this Agreement without the prior written consent of Sellers, which consent may be withheld in Sellers' sole discretion. Any such permitted assignment shall not relieve Buyer from any liability under this Agreement. Notwithstanding anything herein to the contrary, Buyer may without the consent of Sellers, assign Buyer's interest in this Agreement to an Affiliate.

                  15.5 COUNTERPARTS. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

                  15.6 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

                  15.7 NO THIRD PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

                  15.8 TIME. Time is of the essence with respect to all matters set forth in this Agreement.

                  15.9 NO RECORDATION. Neither this Agreement nor any memorandum of the terms hereof will be recorded or otherwise placed of public record and any breach of this covenant will, unless the party not placing same of record is otherwise in default hereunder, entitle the party not placing same of record to pursue its rights and remedies pursuant to SECTION 13.

                  15.10 ENERGY-EFFICIENCY RATING. In accordance with Florida Statutes ss.553.996, Buyer may have the energy-efficiency rating of the Property determined. Buyer acknowledges that they have received from Sellers a copy of The Florida Building Energy-Efficiency Rating System Brochure as provided by the State of Florida Department of Community Affairs.

                  15.11 CONFIDENTIALITY. The existence and contents of this Agreement and the matters disclosed by any due diligence review undertaken by Buyer in connection with the transaction herein contemplated and any additional information furnished by Sellers to Buyer hereunder from time to time will be kept confidential and shall not be disclosed to any third parties without the consent of both parties hereto, except for any disclosure that may be required by law to be made to Buyer's affiliates, investors, accountants, lenders, lawyers and experts and any applicable governmental or quasi-governmental authorities. Each party recognizes the need to disclose aspects of this transaction to its respective affiliates, investors, accountants, lenders, attorneys and other consultants. No party is responsible for the actions of third parties as to the disclosure of confidential information, but each party agrees to inform its accountants, lenders, attorneys and other consultants of the confidentiality of this transaction and all such other information and, upon request of the other, agrees to use reasonable efforts to obtain confidentiality agreements from such third parties.

                  15.12 PUBLIC DISCLOSURE. Sellers and Buyer agree that they will jointly control the text, and issuance, of any public press releases or statements pertaining to this Agreement or the transactions contemplated hereunder prior to Closing and that any public disclosure shall not disclose the individual partners or owners of Sellers; provided, however, the foregoing shall not apply to any disclosure required under law or stock exchange rules. The parties agree to reasonably cooperate with each other to implement the foregoing. The terms of this SECTION 15.2 shall survive the Closing or earlier termination of this Agreement.

                  15.13 CONSTRUCTION. Headings and similar structural elements set forth in this Agreement are intended for ease of reference only, and are not intended, and will not be construed, to reflect the intention of the parties or to affect the substance of this Agreement. This Agreement has been negotiated at arm's length between Sellers and Buyer, each represented by legal counsel of its choice and having an ample opportunity to negotiate the form and substance hereof, and therefore in construing the provisions of this Agreement the parties will be deemed to have had equal roles in drafting.

                  15.14 GOVERNMENTAL APPROVALS. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Buyer agrees not to do so. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Buyer's obligation to purchase the Property shall not be subject to or conditioned upon Buyer's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

                  15.15 TAX DEFERRED EXCHANGE.

                  15.15.1 Buyer acknowledges that Sellers may seek to implement a like kind exchange of the Property under Section 1031 of the Code. Buyer agrees to cooperate with Sellers in effecting such exchange, including executing and delivering documents to and in the name of, and delivering the Purchase

Price to, such other persons or entities as Sellers may designate. Sellers shall indemnify Buyer with respect to any costs directly incurred in connection with such Section 1031 exchange by Sellers and such cooperation, except such de minimus cost of its attorneys and other advisors as may be required in connection with the review of any documents which relate to the proposed Section 1031 exchange.

                  15.15.2 Buyer hereunder desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, for title in the Real Property which is the subject of this contract. Buyer expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g)(4) on or before the Closing Date. Buyer shall indemnify Sellers with respect to any costs directly incurred in connection with such Section 1031 exchange by Buyer and such cooperation, except such de minimus cost of its attorneys and other advisors as may be required in connection with the review of any documents which relate to the proposed Section 1031 exchange.

                  15.16 DISCHARGE, SURVIVAL AND LIABILITY. The delivery of the Assignment by Sellers, and the acceptance thereof by Buyer, shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Sellers to be performed hereunder except for the obligations which specifically survive Closing. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, the liability of each Seller under this Agreement shall be several liability.

                  15.17 WAIVER OF TRIAL BY JURY. Sellers and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Sellers and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

                  15.18 GOVERNING LAW. This Agreement is governed by and will be construed in accordance with the laws of the State of Florida, and in the event of any litigation concerning the terms of this Agreement, exclusive venue thereof will be in the County.

                  15.19 RADON GAS, MOLD AND MILDEW. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from your county public health unit. Mold and mildew are naturally occurring biological substances in buildings and other structures located in the State of Florida, may present health risks to person who are exposed to it over time. Buyer is advised to inspect the Property with respect to the existence of mold, mildew and other biological toxins and substances which may be located in the Property.

                  15.20 NO HIRING. For a period of two (2) years following the Closing, Buyer shall not hire directly, nor will they permit any of their Affiliates to hire, any employees of Sellers or any Affiliate of any Sellers who was involved in managing the Real Property. This provision shall survive the Closing.

                  15.21 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute the same instrument.

                            [Signatures on Next Page]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date(s) hereinafter set forth.

WITNESSED BY:                       PARTNERSHIP:

                                    ELO ASSOCIATES II, LTD., a Florida
                                    limited partnership

                                    By:  EAST LAS OLAS INVESTORS II, a
                                          Florida general partner

/s/ PAULA NEWMAN                    By:  SEOLA II, Ltd., a Florida limited
---------------------------              partnership, its general partner
Name: Paula Newman

                                    By:  SEOLA II, Inc., a Florida corporation,
                                         its general partner
/s/ JUDY SHERMAN
----------------------------
Name: Judy Sherman                  By:  /s/ ROCCO FERRERA
                                         -----------------------------------
                                    Name:  Rocca Ferrera
                                    Title: Vice President

                                           Date: September 30, 2004

                                    SELLERS:

                                    WLD REALTY, LTD., a Florida limited
                                    partnership

/s/ ROBERT J. PUCK                  By:  DL Trust, General Partner
----------------------------
Name: Robert J. Puck
                                    By: /s/ DAVID W. HORITZ
                                       -------------------------------------
                                    Name: David W. Horitz
                                    Title: Trustee
/s/ VIRGINIA J. BAKER
----------------------------
Name: Virginia J. Baker                    Date:  September 29, 2004

                                    HALMOS HOLDINGS, INC., a Florida
                                    corporation

/s/ CYNTHIA ELLIS                   By: /s/ STEVEN HALMOS
----------------------------           -------------------------------------
Name: Cynthia Ellis                 Name: Steven Halmos
                                    Title: President

/s/ DENISE MCCORMACK
----------------------------
Name: Denis McCormack                      Date: October 1, 2004

                                   EAST LAS OLAS INVESTORS II, a Florida
                                   general partnership

                                   By:  SEOLA II, Ltd., a Florida limited
                                        partnership, its general partner

/s/ PAULA NEWMAN                   By:  SEOLA II, Inc., a Florida corporation,
-------------------------------         its general partner
Name: Paula Newman

                                   By:  /s/ ROCCO FERRERA
                                        --------------------------------------
                                   Name: Rocca Ferrera
/s/ JUDY SHERMAN                   Title: Vice President
-------------------------------
Name: Judy Sherman
                                          Date: September 29, 2004


                                   BUYER:

                                   KOGER ACQUISITION, LLC, a Florida
                                   limited liability company

                                   By:   /s/ THOMAS J. CROCKER
                                        --------------------------------------
                                   Name:  Thomas J. Crocker
/s/ ANGELO J. BIANCO               Title: Chief Executive Officer
-------------------------------
Name: Angelo J. Bianco

                                          Date: September 30, 2004

-------------------------------
Name:

                                     JOINDER


         The undersigned joins in and consents to this Agreement for the purposes of acknowledging that it shall be paid the Broker Fee if, and only if, Closing shall occur, and shall not hold Sellers (or any of them) or Buyer responsible for any compensation or commissions in the event that Closing fails to occur.

HOLLIDAY FENOGLIO FOWLER, L.P., A
TEXAS LIMITED PARTNERSHIP

By: Holliday GP Corporation,
Its General Partner


By: /s/ J. Daniel Carlo
    ---------------------------------------
Name:  J. DANIEL CARLO
Title: SENIOR MANAGING DIRECTOR

                  Escrow Agent hereby agrees to hold and disburse the Deposit pursuant to the provisions of the foregoing Agreement.

                                        WHITE & CASE LLP


                                        By: /s/ K. Lawrence Gragg
                                            -----------------------------------
                                              Its:


                                        Date: September 30, 2004